Exhibit 10.40

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on this 14th day of March, 2019, by and between Marker Therapeutics, Inc., a Delaware corporation (formerly known as TapImmune Inc. the “Company”), and Peter L. Hoang, an individual (the “Executive”), and amends that certain Employment Agreement between the Company and the Executive, dated September 22, 2017 (the “Employment Agreement”).

RECITALS:

WHEREAS, the Company and the Executive entered into the Employment Agreement on September 22, 2017; and

WHEREAS, the Company and Executive desire to amend the Executive’s Employment Agreement, as provided herein.

NOW THEREFORE, the Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree that the Employment Agreement is hereby amended as follows:

1. Section 4 of the Employment Agreement - Compensation and Benefits is hereby deleted and replaced in its entirety with the following:

4. COMPENSATION AND BENEFITS.

(a) Base Salary. Upon the Effective Date, the Executive’s annual rate of base salary commencing effective January 1, 2019, shall be three hundred eighty thousand dollars ($380,000) per year, which shall be paid by the Company to the Executive bi-weekly in accordance with the Company’s customary payroll practices, and subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the Board periodically, and the Board may increase the Executive’s annual base salary from time to time as the Board deems to be appropriate subject to performance and market conditions. The Executive’s salary will not be reduced without Executive’s prior written consent except that the Board may, in its sole discretion, reduce Executive’s base salary in connection with a salary reduction applicable to all Company senior executive officers in substantially the same proportions.

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(b) Annual Incentive Compensation. During the Term, the Executive shall be eligible for an annual performance bonus of up to fifty percent (50%) of the Executive’s annual base salary, based on goals and other conditions as the Board shall determine in its sole discretion on an annual basis (the “Annual Performance Bonus”). The Annual Performance Bonus will be payable in the form of cash or fully-vested shares of the Company’s common stock, or a combination thereof, at the Board’s discretion, in any case to be paid or delivered as soon as practicable after the end of the year in which it is earned and in any event not more than ninety (90) days after the end of such year. Payment of the Annual Performance Bonus shall be expressly conditioned upon Executive’s employment with the Company on the date that the Annual Performance Bonus is paid, except as provided in Section 9(b) and Section 10(a) below

Any such Annual Performance Bonus, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s Policy on Recoupment of Executive Incentive Compensation, and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to the Annual Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Policy on Recoupment of Executive Incentive Compensation, as such policy may be amended from time to time.

(c) Benefits. The Executive shall be entitled to participate in all group insurance, vacation, retirement and other employee benefits established by Company for its senior level executives, on terms comparable to those provided to such executives from time to time by the Company. Nothing in this Agreement will preclude the Company from terminating or amending any employee benefit plan so as to change eligibility or other requirements or eliminate, reduce or otherwise change any benefit, provided that such termination or amendment applies equally to the Executive and other senior level executives of the Company.

(d) Paid Time off. The Executive shall be entitled to twenty-one (21) days paid vacation per calendar year plus such sick leave as he may reasonably and actually require. Accrued and unused vacation shall be paid at termination of employment in accordance with payroll practices applicable to all employees.

(e) Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the written policies of the Company as in effect from time to time.

(f) D&O Insurance. The Company shall use its commercially reasonable efforts to maintain a Directors and Officers Insurance policy with no less than $2.0 million coverage, and to list the Executive as one of the covered management employees under such policy.

2. Section 7 of the Employment Agreement - Non-Competition and Non-Solicitation Covenants, particularly the sentence in Section7(a) providing the meaning of the Company Products and Services is hereby deleted and replaced with the following:

“For purposes hereof, “Company Products and Services” means (i) the generation and/or commercialization of T cells targeting non-viral tumor-associated antigens and/or cancer testis antigens and related applications or any cancer immunotherapy T-Cell vaccines and directly related applications (a) which the Applicable Entities currently anticipate developing, producing, designing, providing, marketing, distributing or selling as of the date of termination of Executive’s employment with the Company, (ii) which the Applicable Entities develop, produce, design, provide, market or distribute while Executive is employed by the Applicable Entities or is otherwise providing services to the Applicable Entities, or (iii) that compete with any of the products and services of the Applicable Entities referenced in (i) or (ii) above.”

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3. Section 12 of the Employment Agreement - Notices, particularly Section 12(b) thereof is hereby deleted and replaced with the following:

(b)	if to the Company, to:

Marker Therapeutics, Inc.,

3200 Southwest Freeway, Suite 2240,

Houston, TX 77027,

Attention: Chairman of the Board.

4. Section 17 of the Employment Agreement - General Provisions, particularly Section 17(a) thereof, is hereby deleted and replaced with the following:

(a)  This agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction.

5. Except as expressly amended by this Amendment, the Employment Agreement shall continue and remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above for the purposes herein contained.

COMPANY –Marker Therapeutics, Inc.		EXECUTIVE

By:	/s/ Anthony Kim	/s/ Peter L. Hoang
Name:	Anthony Kim	Name:	Peter L. Hoang
Title:	Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]